Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of this 11th day of February, 2016 (the “Effective Date”) is entered into by and between Eurosa Inc. (herein referred to as the “Consultant”) and QPAGOS Corporation (herein referred to as the “Company”).

RECITALS

WHEREAS, Company desires to engage the services of Consultant to consult, assist with and advise the Company on certain strategic and tactical financial matters;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term. Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company commencing on the Effective Date and terminating 180 days thereafter unless terminated pursuant to Section 8 of this Agreement.

2. Services. During the term of this Agreement, Consultant’s services shall include, but will not necessarily be limited to, providing the following services on behalf of and for the benefit of the Company:

2.1. Analyze Company’s corporate awareness needs;

2.2 Consult, assist and advise the Company on financial strategy and corporate awareness;

2.3 Consult and assist the Company in developing and implementing appropriate plans and material for presenting the Company, its business plan, strategy, and personnel to the financial community;

2.5 Otherwise perform as the Company’s consultant in development of corporate awareness, financial strategy and implementation; and

2.6 Assist with and advise the Company on relations with analysts and other investment professionals.

3. Allocation of Time and Energies. Consultant hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company under this Agreement. Consultant shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner.

4. Remuneration. As full and complete compensation for services described in this Agreement, the Company shall compensate Consultant as follows:

4.1 For undertaking this engagement and for other good and valuable consideration, the Company agrees to cause to be delivered to Consultant, as a single one-time payment, Nine Hundred Sixty Thousand (960,000) shares of the Company’s restricted common stock. Consultant acknowledges that the shares issued to it involve a high degree of risk and further acknowledges that it and each of its equity owners, is an accredited investor (as defined under Rule 501 of the Securities Act of 1933, as amended) and can bear the economic risk of receiving the shares, which may include the total loss thereof, and each of its equity owners, is an accredited investor (as defined under Rule 501 of the Securities Act of 1933, as amended). Consultant is not acquiring the shares with a view toward distribution and is not an underwriter of, or dealer in, the common stock of the Company, nor is Consultant participating, pursuant to a contractual agreement or otherwise, in the distribution of the Company’s common shares. The Consultant is not and has not been subject to a “Bad Actor” Disqualification” under Section 506 of the Securities Act of 1933, as amended.

4.2 The Company shall be responsible for, and shall bear, all expenses directly and necessarily incurred in connection with Consultant’s delivery of Services described in Paragraph 2. All expenses shall be pre-approved in writing by the Company.

5. Secrets. The Consultant agrees that any trade secrets or any other like information of value relating to the business of the Company or any of its affiliates, or of any corporation or other legal entity in which the Company or any of its affiliates has an ownership interest of more than twenty-five percent (25%), including but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, patents, patent applications, machinery, materials, research activities and plans, costs of production, contract forms, prices volume of sales, promotional methods, list of names or classes of customers, which it has heretofore acquired during its engagement by the Company or any of its affiliates or which it may hereafter acquire while delivering Services hereunder as the result of any disclosures to it or any of its representatives or agents, or in any other way, shall be regarded as held by the Consultant in a fiduciary capacity solely for the benefit of the Company, its successors or assigns, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished, or made accessible by the Consultant to anyone, or be otherwise used by it or its representatives or agents except in the regular course of business of the Company or its affiliates. Notwithstanding the foregoing, this covenant shall not be applicable to information that: (i) is or becomes part of the public domain without breach of this Agreement; (ii) was known to Consultant on a non-confidential basis prior to disclosure hereunder as evidenced by written documentation; (iii) is independently developed by the Consultant. This covenant shall survive the termination of this Agreement.

6. Assignment. This Agreement shall not be assigned by either party without the express written consent of the other party.

7. Notices.

7.1 Any notices or other communications under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefore; one day after being sent by Federal Express or similar overnight delivery; or three day after being mailed by registered or certified mail, postage prepaid, to a party hereto at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party to this Agreement.

7.2 Any notice to the Company or to any assignee of the Company shall be addressed as follows:

7.3 Any notice to Consultant shall be addressed as follows:

QPAGOS Corporation

1900 Glades Road, Suite 265

Boca Raton, FL 33431

Attention: Gaston Pereira

Any notice to Consultant shall be addressed as follows:

Eurosa Inc.

193 Walton Road, Suite 5

Seabrook, NH 03874

Attention: Sarmad Harake

7.4 Either party may change the address to which notice to it is to be addressed, by notice as provided herein.

8. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

QPAGOS CORPORATION

By:    /s/ Gaston Pereira

Name: Gaston Pereira

Title: Chief Executive Officer

EUROSA INC.

By:    /s/ Sarmad Harake

Name: Sarmad Harake

Title: President